UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*


                              STONEPATH GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    861837102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:

      |_|   Rule 13d-1(b)
      |X|   Rule 13d-1(c)
      |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 861837102

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

     Valens Capital Management, LLC
     20-8903345
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a) |_|
     (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        3,500,000 shares of Common Stock.*
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    3,500,000 shares of Common Stock.*
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,500,000 shares of Common Stock.*
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                     ||


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO
--------------------------------------------------------------------------------

----------
      * Based on 43,777,151 shares of common stock, par value $0.001 per share (the "Shares"), of Stonepath Group, Inc., a Delaware corporation (the "Company"), outstanding as of November 10, 2006, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006. As of December 31, 2008, Valens Offshore SPV I, Ltd.,("Valens Offshore") held
(i) 3,500,000 Shares. Valens Offshore is managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Valens Capital Management, LLC and share sole voting and investment power over the securities owned by Valens Offshore reported in this
Schedule 13G, as amended.

CUSIP No. 861837102

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

     Valens Offshore SPV I, Ltd.
     98-0539781
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a) |_|
     (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        3,500,000 shares of Common Stock.*
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    3,500,000 shares of Common Stock.*
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,500,000 shares of Common Stock.*
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                     ||


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO
--------------------------------------------------------------------------------

----------
* Based on 43,777,151 shares of common stock, par value $0.001 per share (the "Shares"), of Stonepath Group, Inc., a Delaware corporation (the "Company"), outstanding as of November 10, 2006, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006. As of December 31, 2008, Valens Offshore SPV I, Ltd.,("Valens Offshore") held (i) 3,500,000 Shares. Valens Offshore is managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Valens Capital Management, LLC and share sole voting and investment power over the securities owned by Valens Offshore reported in this
Schedule 13G, as amended.

CUSIP No. 861837102

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

     David Grin
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a) |_|
     (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Israel
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        3,500,000 shares of Common Stock.*
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    3,500,000 shares of Common Stock.*
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,500,000 shares of Common Stock.*
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                     ||


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

----------
* Based on 43,777,151 shares of common stock, par value $0.001 per share (the "Shares"), of Stonepath Group, Inc., a Delaware corporation (the "Company"), outstanding as of November 10, 2006, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006. As of December 31, 2008, Valens Offshore SPV I, Ltd.,("Valens Offshore") held (i) 3,500,000 Shares. Valens Offshore is managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Valens Capital Management, LLC and share sole voting and investment power over the securities owned by Valens Offshore reported in this
Schedule 13G, as amended.

CUSIP No. 861837102

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

     Eugene Grin
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a) |_|
     (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    0
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        3,500,000 shares of Common Stock.*
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0
    WITH       -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    3,500,000 shares of Common Stock.*
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,500,000 shares of Common Stock.*
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                     ||


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

----------
* Based on 43,777,151 shares of common stock, par value $0.001 per share (the "Shares"), of Stonepath Group, Inc., a Delaware corporation (the "Company"), outstanding as of November 10, 2006, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006. As of December 31, 2008, Valens Offshore SPV I, Ltd.,("Valens Offshore") held (i) 3,500,000 Shares. Valens Offshore is managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Valens Capital Management, LLC and share sole voting and investment power over the securities owned by Valens Offshore reported in this
Schedule 13G, as amended.

CUSIP No. 861837102


Item 1(a).  Name of Issuer: Stonepath Group, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:
            2200 Alaskan Way, Suite 200, Seattle, WA 98121

Item 2(a).  Name of Person Filing: Valens Capital Management, LLC

            This Schedule 13G, as amended, is also filed on behalf of Valens Offshore SPV I, Ltd., a Cayman Island company, Eugene Grin and David Grin. Valens Capital Management, LLC manages Valens Offshore SPV I, Ltd. Eugene Grin and David Grin, through other entities, are the controlling principals of Valens Capital Management, LLC and share voting and investment power over the securities owned by Valens Offshore SPV I, Ltd. Information related to each of Valens Offshore SPV I, Ltd., Eugene Grin and David Grin is set forth on Appendix A hereto.

Item 2(b).  Address of Principal Business Office or if none,  Residence:
            335 Madison Avenue, 10th Floor, New York, NY 10017

Item 2(c).  Citizenship: Delaware

Item 2(d). Title of Class of Securities: Common Stock, par value $0.001 per share

Item 2(e).  CUSIP Number: 861837102

Item 3.     Not Applicable

Item 4.     Ownership:

            (a) Amount Beneficially Owned: 3,500,000 shares of Common Stock*

            (b) Percent of Class: 8.0%*

            (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: 3,500,000 shares of Common Stock*

                  (iii) sole power to dispose or to direct the disposition of: 0

                  (iv)  shared power to dispose or to direct the disposition of:
                        3,500,000 shares of Common Stock*

Item 5.     Ownership of Five Percent or Less of a Class: Not applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person: Not applicable

Item 7. Identification and Classification of Subsidiary Which Acquired the Securities: Not applicable

Item 8.     Identification  and  Classification  of  Members  of  the  Group:
            Not applicable

Item 9.     Notice of Dissolution of Group: Not applicable

Item 10.    Certification:

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

----------
      * Based on 43,777,151 shares of common stock, par value $0.001 per share (the "Shares"), of Stonepath Group, Inc., a Delaware corporation (the "Company"), outstanding as of November 10, 2006, as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006. As of December 31, 2008, Valens Offshore SPV I, Ltd.,("Valens Offshore") held
(i) 3,500,000 Shares. Valens Offshore is managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Valens Capital Management, LLC and share sole voting and investment power over the securities owned by Valens Offshore reported in this
Schedule 13G, as amended.

CUSIP No. 861837102


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                February 10, 2009

                                                VALENS CAPITAL MANAGEMENT, LLC.



                                                By: /s/ Eugene Grin
                                                    -----------------
                                                    Name:  Eugene Grin
                                                    Title: Principal

CUSIP No. 861837102

                                   APPENDIX A


A.       Name:                      Valens Offshore SPV I, Ltd.,
                                    aCayman Islands company
         Business Address:          335 Madison Avenue, 10th Floor
                                    New York, New York 10017
         Place of Organization:     Cayman Islands


B.       Name:                      Eugene Grin
         Business Address:          335 Madison Avenue, 10th Floor
                                    New York, New York 10017
         Principal Occupation:      Valens Capital Management, LLC
         Citizenship:               United States


C.       Name:                      David Grin
         Business Address:          335 Madison Avenue, 10th Floor
                                    New York, New York 10017
         Principal Occupation:      Valens Capital Management, LLC
         Citizenship:               Israel

CUSIP No. 861837102


Each of Valens Offshore SPV I, Ltd., Eugene Grin and David Grin hereby agrees, by their execution below, that the Schedule 13G, as amended, to which this Appendix A is attached is filed on behalf of each of them, respectively.

Valens Offshore SPV I, Ltd.

By:  Valens Capital Management, its investment manager


/s/ Eugene Grin
-------------------------------------
    Eugene Grin
    Principal
    February 10, 2009


/s/ David Grin
-------------------------------------
    David Grin, on his individual behalf
    February 10, 2009


/s/ Eugene Grin
-------------------------------------
    Eugene Grin, on his individual behalf
   February 10, 2009